Exhibit 3.1

RESTATED

CERTIFICATE OF INCORPORATION

OF

CAMERON INTERNATIONAL CORPORATION

The undersigned, Jack B. Moore, hereby certifies that he is the Chairman, President and Chief Executive Officer of CAMERON INTERNATIONAL CORPORATION, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), and does hereby further certify as follows:

1.             The name of the Corporation is Cameron International Corporation.

2.            The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on November 10, 1994, under the name Cooper Cameron Corporation, and was amended on April 28, 1995.

3.             A Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on June 30, 1995 and was amended on May 19, 1998, May 5, 2006 and December 11, 2007.

4.             The text of the Certificate of Incorporation of the Corporation hereby is amended and restated in its entirety as follows:

FIRST: The name of the Corporation is Cameron International Corporation.

SECOND: The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at that address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may now or hereafter be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the “GCL”).

FOURTH: A. The total number of shares of stock which the Corporation shall have authority to issue is 410,000,000, consisting of 400,000,000 shares of common stock, par value $.01 per share (the “Common Stock”), and 10,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”).

B. Shares of the Preferred Stock of the Corporation may be issued from time to time in one or more classes or series, each of which class or series shall have such distinctive designation or title as shall be fixed by the Board of Directors of the Corporation (the “Board of Directors”) prior to the issuance of any shares thereof. Each such class or series of Preferred Stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution or resolutions providing for the issuance of such class or series of Preferred Stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof pursuant to the authority hereby expressly vested in it, all in accordance with the laws of the State of Delaware.

FIFTH: A. The affirmative vote of the holders of not less than eighty percent (80%) of the outstanding voting stock of the Corporation shall be required for the approval or authorization of any Business Combination (as hereinafter defined); provided, however, that the eighty percent (80%) voting requirement shall not be applicable, and the provisions of the GCL and of this Certificate of Incorporation relating to the stockholder approval requirement, if any, shall apply to any such Business Combination if:

(i)            The Continuing Directors (as hereinafter defined) of the Corporation by a two-thirds (2/3) vote have expressly approved the Business Combination either in advance of or subsequent to the acquisition of outstanding shares of Common Stock of the Corporation that caused the Related Person (as hereinafter defined) involved in the Business Combination to become a Related Person; or

(ii)           if the following conditions are satisfied:

(a)           The aggregate amount of the cash and the fair market value of the property, securities or other consideration to be received in the Business Combination by holders of the Common Stock of the Corporation, other than the Related Person involved in the Business Combination, is not less than the Highest Per Share Price (as hereinafter defined) (with appropriate adjustments for recapitalizations, reclassifications, stock splits, reverse stock splits and stock dividends) paid by the Related Person in acquiring any of its holdings of the Corporation’s Common Stock, all as determined by two-thirds (2/3) of the Continuing Directors; and

(b)           A proxy statement complying with the requirements of the Securities Exchange Act of 1934, as amended, shall have been mailed at least 30 days prior to any vote on the Business Combination, to all stockholders of the Corporation for the purpose of soliciting stockholder approval of the Business Combination. The proxy statement shall contain at the front thereof, in a prominent place, the position of the Continuing Directors as to the advisability (or inadvisability) of the Business Combination and, if deemed appropriate by two-thirds (2/3) of the Continuing Directors, the opinion of an investment banking firm selected by two-thirds (2/3) of the Continuing Directors as to the fairness of the terms of the Business Combination, from the point of view of the holders of the outstanding shares of capital stock of the Corporation other than the Related Person involved in the Business Combination.

B. For purposes of this Article FIFTH:

(i)            The term “Business Combination” means (a) any merger, consolidation or share exchange of the Corporation or any of its subsidiaries into or with a Related Person, in each case irrespective of which corporation or company is the surviving entity; (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with a Related Person (in a single transaction or a series of related transactions) of all or a Substantial Part (as hereinafter defined) of the assets of the Corporation (including without limitation any securities of a subsidiary) or a Substantial Part of the assets of any of its subsidiaries; (c) any sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with the Corporation or to or with any of its subsidiaries (in a single transaction or series of related transactions) of all or a Substantial Part of the assets of a Related Person; (d) the issuance or transfer of any securities of the Corporation or any of its subsidiaries by the Corporation or any of its subsidiaries to a Related Person (other than an issuance or transfer of securities which is effected on a pro rata basis to all stockholders of the Corporation); (e) any reclassification of securities (including any reverse stock split), recapitalization or any other transaction involving the Corporation or any of its subsidiaries, that would have the effect of increasing disproportionately the voting power of a Related Person; (f) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of a Related Person; and (g) the entering into of any agreement, contract or other arrangement providing for any of the transactions described in this definition of Business Combination.

(ii)           The term “Related Person” shall mean any individual, corporation, partnership or other person or entity other than the Corporation or any of its subsidiaries which, as of the record date for the determination of stockholders entitled to notice of and to vote on any Business Combination, or immediately prior to the consummation of such transaction, together with its “Affiliates” and “Associates” (as defined in Rule 12b-2 of the Regulations under the Securities Exchange Act of 1934 as in effect on the date of the approval and adoption of this Restated Certificate of Incorporation by the stockholders of the Corporation (collectively and as so in effect, the “Exchange Act”)), are “Beneficial Owners” (as defined in Rule 13d-3 of the Exchange Act) in the aggregate of twenty percent (20%) or more of the outstanding shares of Common Stock of the Corporation, and such term shall also include any Affiliate or Associate of any such individual, corporation, partnership or other person or entity. Notwithstanding the definition of “Beneficial Owners” in this subparagraph (ii), any Common Stock of the Corporation that any Related Person has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, shall be deemed beneficially owned by the Related Person.

(iii)          The term “Substantial Part” shall mean more than twenty percent (20%) of the fair market value, as determined by two-thirds (2/3) of the Continuing Directors, of the total consolidated assets of the Corporation and its subsidiaries taken as a whole, as of the end of its most recent fiscal year ending prior to the time the determination is being made.

(iv)          For the purposes of paragraph A(ii)(a) of Article FIFTH, in the event of a Business Combination in which the Corporation is the surviving corporation, the term “other consideration to be received” shall include, without limitation, Common Stock or other capital stock of the Corporation retained by stockholders of the Corporation other than Related Persons or parties to such Business Combination.

(v)           The term “Continuing Directors” shall mean a director who either (a) was a member of the Board of Directors of the Corporation immediately prior to the time that the Related Person involved in a Business Combination became a Related Person, or (b) was designated (before his or her initial election as Director) as a Continuing Director by two-thirds (2/3) of the then Continuing Directors.

(vi)          A Related Person shall be deemed to have acquired a share of the Common Stock of the Corporation at the time when such Related Person became the Beneficial Owner thereof. With respect to the shares owned by Affiliates, Associates or other persons whose ownership is attributed to a Related Person under the foregoing definition of Related Person, the price paid for said shares shall be deemed to be the higher of (a) the price paid upon the acquisition thereof by the Affiliate, Associate or other person or (b) the market price of the shares in question at the time when the Related Person became the Beneficial Owner thereof.

(vii)         The term “Highest Per Share Price” shall mean the highest price determined by two-thirds (2/3) of the Continuing Directors to have been paid at any time by the Related Person for any share or shares of Common Stock. In determining the Highest Per Share Price, all purchases by the Related Person shall be taken into account regardless of whether the shares were purchased before or after the Related Person became a Related Person. The Highest Per Share Price shall include any brokerage commissions, transfer taxes and soliciting dealers’ fees paid by the Related Person with respect to the shares of Common Stock of the Corporation acquired by the Related Person.

C. Any amendment, change or repeal of this Article FIFTH, or any other amendment of this Certificate of Incorporation which would have the effect of modifying or permitting circumvention of this Article FIFTH, shall require the favorable vote, at a meeting of the stockholders of the Corporation, of the holders of at least eighty percent (80%) of the outstanding voting stock of the Corporation entitled to vote; provided, however, that this Article FIFTH shall not apply to and such eighty percent (80%) vote shall not be required for, any such amendment, change or repeal recommended to stockholders by two-thirds (2/3) of the Continuing Directors and such amendment, change or repeal so recommended shall require only the vote, if any, required under the applicable provisions of the GCL and of this Certificate of Incorporation. For the purposes of this Article FIFTH only, if at the time when any such amendment, change, or repeal is under consideration there is no proposed Business Combination (in which event, the definition of Continuing Director in paragraph B(v) of this Article FIFTH would be inapplicable), the “Continuing Directors” shall be deemed to be those persons who are members of the Board of Directors of the Corporation at the time when this Amended and Restated Certificate of Incorporation was approved and adopted by the stockholders plus those persons who are Continuing Directors under paragraph B(v) of this Article FIFTH.

SIXTH: A. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, consisting of not less than five (5) directors nor more than fifteen (15) directors, the exact number of directors to be determined from time to time by resolution adopted by a majority of the entire Board of Directors. Except as may otherwise be provided pursuant to the provisions established by the Board of Directors with respect to any series of Preferred Stock, at each annual meeting of stockholders all directors shall be elected to hold office for a term expiring at the next succeeding annual meeting of stockholders and until their successors have been elected and qualified subject, however, to prior death, resignation, retirement, disqualification or removal from office; provided, that any director elected for a longer term before the 2013 annual meeting of stockholders shall hold office for the entire term for which he or she was originally elected. Any vacancy on the Board of Directors, however resulting, to include the increase in number of directors as provided for above, may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy shall hold office for a term expiring at the next succeeding annual meeting of stockholders and until his or her successor has been elected and qualified subject, however, to prior death, resignation, retirement, disqualification or removal from office.

B. Any amendment, change or repeal of this Article SIXTH, or any other amendment of this Certificate of Incorporation which would have the effect of modifying or permitting circumvention of this Article SIXTH, shall require the favorable vote, at a meeting of the stockholders of the Corporation, of the holders of at least eighty percent (80%) of the outstanding voting stock of the Corporation entitled to vote.

SEVENTH: A. Except as otherwise required by law, or as provided in the terms of any series of Preferred Stock, any or all of the directors of the Corporation may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of a majority of the outstanding shares of the Corporation then entitled to vote generally in the election of directors, considered for purposes of this Article SEVENTH as one class.

B. Any amendment, change or repeal of this Article SEVENTH, or any other amendment of this Certificate of Incorporation which would have the effect of modifying or permitting circumvention of this Article SEVENTH, shall require the favorable vote, at a meeting of the stockholders of the Corporation, of the holders of at least eighty percent (80%) of the outstanding voting stock of the Corporation entitled to vote.

EIGHTH: A. Any action required or permitted to be taken at an annual or special meeting of stockholders may be taken only upon the vote of the stockholders at such annual or special meeting duly noticed and called, as provided in the Bylaws of the Corporation, and may not be taken by a written consent of the stockholders pursuant to the GCL.

B. Any amendment, change or repeal of this Article EIGHTH, or any other amendment of this Certificate of Incorporation which would have the effect of modifying or permitting circumvention of this Article EIGHTH, shall require the favorable vote, at a meeting of the stockholders of the Corporation, of the holders of at least eighty percent (80%) of the outstanding voting stock of the Corporation entitled to vote.

NINTH: Elections of directors at an annual or special meeting of stockholders shall be by written ballot, unless the Bylaws provide otherwise.

TENTH: A. Special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time by a majority of the entire Board of Directors, the Chairman of the Board of Directors or the President. Special meetings of the stockholders of the Corporation may not be called by any other person or persons.

B. Any amendment, change or repeal of this Article TENTH, or any other amendment of this Certificate of Incorporation which would have the effect of modifying or permitting circumvention of this Article TENTH, shall require the favorable vote, at a meeting of the stockholders of the Corporation, of the holders of at least eighty percent (80%) of the outstanding voting stock of the Corporation entitled to vote.

ELEVENTH: Subject to the Bylaws of the Corporation, the officers of the Corporation shall be chosen in such a manner, shall hold their offices for such terms and shall carry out such duties as are determined solely by the Board of Directors, subject to the right of the Board of Directors to remove any officer or officers at any time with or without cause.

TWELFTH: A. Subject to paragraph C of this Article TWELFTH, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the

Corporation) by reason of the fact that he is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

B. Subject to paragraph C of this Article TWELFTH, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

C. Any indemnification under this Article TWELFTH (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because he has met the applicable standard of conduct set forth in paragraph A or B of this Article TWELFTH, as the case may be. Such determination shall be made (a) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (b) if such a quorum is not obtainable, or, even if obtainable, if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (c) by the stockholders. To the extent, however, that a present or former director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in paragraph A or B of this Article TWELFTH, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith, without the necessity of authorization in the specific case.

D. Notwithstanding any contrary determination in the specific case under paragraph C of this Article TWELFTH, and notwithstanding the absence of any determination thereunder, any present or former director or officer of the Corporation may apply to any court of competent jurisdiction in the State of Delaware for indemnification to the extent otherwise permissible under paragraphs A and B of this Article TWELFTH. The basis of such indemnification by a court shall be a determination by such court that indemnification of such person is proper in the circumstances because he has met the applicable standards of conduct set forth in paragraph A or B of this Article TWELFTH, as the case may be. Neither a contrary determination in the specific case under paragraph C of this Article TWELFTH nor the absence of any determination thereunder shall be a defense to such application or create a presumption that such person seeking indemnification has not met any applicable standard of conduct. Notice of any application for indemnification pursuant to this paragraph D of this Article TWELFTH shall be given to the Corporation promptly upon the filing of such application. If successful, in whole or in part, such person seeking indemnification shall also be entitled to be paid the expense of prosecuting such application.

E. Expenses incurred by a person who is or was a director or officer of the Corporation in defending or investigating a threatened or pending action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in this Article TWELFTH.

F. The indemnification and advancement of expenses provided by or granted pursuant to this Article TWELFTH shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any Bylaw, agreement, contract, vote of stockholders or disinterested directors or pursuant to the direction (howsoever embodied) of any court of competent jurisdiction or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, it being the policy of the Corporation that indemnification of the persons specified in paragraphs A and B of this Article TWELFTH shall be made to the fullest extent permitted by law. The provisions of this Article TWELFTH shall not be deemed to preclude the indemnification of any person who is not specified in paragraph A or B of this Article TWELFTH but whom the Corporation has the power or obligation to indemnify under the provisions of the GCL, or otherwise.

G. For purposes of this Article TWELFTH, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors or officers, so that any person who is or was a director or officer of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, shall stand in the same position under the provisions of this Article TWELFTH with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued. For purposes of this Article TWELFTH, references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such person with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article TWELFTH. For purposes of any determination under paragraph C of this Article TWELFTH, a person shall be deemed to have acted in good faith in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe his conduct was unlawful, if his action is based on the records or books of account of the Corporation or another enterprise, or on information supplied to him by the officers of the Corporation or another enterprise in the course of their duties, or on the advice of legal counsel for the Corporation or another enterprise or on information or records given or reports made to the Corporation or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Corporation or another enterprise. The term “another enterprise” as used in this paragraph G of this Article TWELFTH shall mean any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise of which such person is or was serving at the request of the Corporation as a director, officer, employee or agent. The provisions of this paragraph G of this Article TWELFTH shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in paragraphs A or B of this Article TWELFTH, as the case may be.

H. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article TWELFTH shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of the heirs, executors and administrators of such a person.

I. Notwithstanding anything contained in this Article TWELFTH to the contrary, except for proceedings to enforce rights to indemnification (which shall be governed by paragraph D of this Article TWELFTH), the Corporation shall not be obligated to indemnify any person in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors of the Corporation.

J. The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article TWELFTH to directors and officers of the Corporation.

K. In furtherance and not in limitation of the powers conferred by statute:

(i)            the Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article TWELFTH or Section 145 of the GCL; and

(ii)           the Corporation may create a trust fund, grant a security interest and/or use other means (including, without limitation, letters of credit, surety bonds and/or other similar arrangements), as well as enter into contracts providing indemnification to the full extent authorized or permitted by law and including as part thereof provisions with respect to any or all of the foregoing to ensure the payment of such amounts as may become necessary to affect indemnification as provided therein, or elsewhere.

L. No amendment or repeal of this Article TWELFTH shall apply to or have any effect on any right to indemnification provided hereunder with respect to any acts or omissions occurring prior to such amendment or repeal.

THIRTEENTH: No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such a director as a director to the full extent authorized or permitted by law (as now or hereafter in effect). Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the GCL, or (iv) for any transaction from which such director derived an improper personal benefit. No amendment to or repeal of this Article THIRTEENTH shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

FOURTEENTH: In furtherance and not in limitation of the powers conferred by statute, a majority of the entire Board of Directors is expressly authorized to adopt, repeal, alter or amend the Bylaws of the Corporation. In addition, the Bylaws of the Corporation may be adopted, repealed, altered or amended by the favorable vote of two-thirds (2/3) of the outstanding voting stock of the Corporation entitled to vote thereon, unless a higher vote is expressly required by the Bylaws for the adoption, repeal, alteration or amendment of any provision thereof.

FIFTEENTH: The Corporation reserves the right to repeal, alter, amend or rescind any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

IN WITNESS WHEREOF, Cameron International Corporation has caused this Restated Certificate of Incorporation to be signed by Jack B. Moore, its Chairman, President and Chief Executive Officer, this 14th day of May, 2012.

CAMERON INTERNATIONAL CORPORATION

/s/ Jack B. Moore
Name:	Jack B. Moore
Title:	Chairman, President and Chief Executive Officer